UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2016

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.
On November 18, 2016, Sable International Finance Limited (“Sable”) and Coral-US Co-Borrower LLC (“Coral US”), each an indirect wholly-owned subsidiary of Liberty Global plc, entered into a Joinder Agreement (the “Joinder”) in respect of the credit agreement dated May 16, 2016 (the “Credit Agreement”) between, among others, Sable and Coral US, as borrowers, The Bank of Nova Scotia, as administrative agent, and each lender party thereto. Pursuant to the Joinder, certain lenders agreed to provide a $300.0 million term loan facility (the “Term B-1B Loan Facility”) in accordance with the terms of the Credit Agreement. The loan under the Term B-1B Loan Facility constitutes an increase to the existing Term B-1 Loan under (and as defined in) the Credit Agreement.
The final maturity date for the Term B-1B Loan Facility is December 31, 2022. The Term B-1B Loan Facility bears interest at a rate of LIBOR plus 4.75% subject to a LIBOR floor of 0.75%. The net proceeds from the Term B-1B Loan Facility will be used to prepay indebtedness under the revolving credit facility under the Credit Agreement and for general corporate purposes.
The foregoing description of the Term B-1B Loan Facility is not complete and is subject to and qualified in its entirety by reference to the Joinder, a copy of which is attached hereto as Exhibit 4.1.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Exhibit Name

4.1
Joinder Agreement, dated November 18, 2016, among Sable and Coral US, as borrowers, the other guarantors party thereto, The Bank of Nova Scotia, as administrative agent and security trustee, and the financial institutions party thereto as Additional Term B-1B Facility Lenders (as defined therein).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: November 23, 2016

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